Exhibit 99.2
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Teton has two classes of common stock: class A and class B.

GAMCO Investors, Inc. owned approximately 4.9% of Teton’s class A shares and approximately 98.1% of its class B shares as of February 13, 2009.

GGCP, Inc. owned approximately 95% of the combined voting power of the outstanding common stock of GAMCO and approximately 72% of the equity interest of GAMCO.  Mr. Gabelli owned approximately 75% of the shares of GGCP.  Cascade Investments, L.L.C., Frederick J. Mancheski and Royce & Associates owned approximately 23.1%, 25.0% and 7.7% of GAMCO’s class A shares.  The ownership percentages set forth in this paragraph is accurate as of December 31, 2008.

MJG IV Partnership owned approximately 47.9% of Teton’s class A shares and none of its class B shares.  Mr. Gabelli is the general partner of MJG IV Partnership and the limited partners of MJG IV Partnership are family members of Mr. Gabelli.  The ownership percentages set forth in this paragraph is accurate as of February 13, 2009.

Westwood Management Corporation owned approximately 31.9% of Teton’s class A shares.  Westwood Holdings Group owns 100% of Westwood Management Corporation.  The ownership percentages set forth in this paragraph is accurate as of February 13, 2009.

GAMCO has historically performed many corporate functions for Teton.  Also, in connection with the spin-off, Teton has entered into certain other agreements with GAMCO to define Teton’s ongoing relationship with GAMCO after the spin-off.  These other agreements define responsibility for obligations arising before and after the spin-off date, including obligations relating to Teton’s employees, certain transitional services, and taxes.  See “Arrangements Between Teton and GAMCO.”

GAMCO owns 15.8% of Westwood Holdings Group Inc.

Teton invested all of its cash equivalents in 2007 in money market mutual funds managed by Gabelli Funds, LLC. Gabelli Funds, LLC is owned 100% by GAMCO.  At December 31, 2007 and 2006, Teton had approximately $1,725,000 and $2,561,000 respectively, in these money market funds and earned approximately $114,000 and $231,000 for the years ended December 31, 2007 and 2006, respectively.

Gabelli & Company, Inc. (“Gabelli & Co.”), serves as the principal distributor for the Funds. As distributor, Gabelli & Co. incurs certain promotional and distribution costs, which are expensed as incurred, related to the sale of Fund shares. Gabelli & Co. receives reimbursements from the Company in connection with these distribution activities to the extent such costs exceed distribution fees received from the mutual funds managed by the Company.  Such amounts are repaid to the Company if distribution fees are in excess of distribution expenses of the Funds. In connection with its role as principal distributor, the Company reimbursed Gabelli & Co. distribution expenses of $12,000 and received from Gabelli & Co. approximately $123,000 of previously paid reimbursed distribution expenses in 2007 and 2006, respectively..  As of December 31, 2007 and 2006, there was $303,000 and $291,000, respectively, contingently payable to the Company from Gabelli & Co., representing the net accumulated reimbursements paid by the Company to Gabelli & Co. since the inception of each of the Funds calculated on an individual Fund basis.  Gabelli & Co. is owned 100% by Gabelli Securities, Inc., which in turn is owned 92% by GAMCO.

       Teton paid GAMCO administration fees based on the average net assets of the Funds, amounting to approximately $854,000 and $819,000 for the years ended December 31, 2007 and 2006, respectively.  Teton also paid GAMCO reimbursement for compensation, which amounted to approximately $279,000 and $307,000 for the years ended December 31, 2007 and 2006, respectively.  Teton pays Westwood Management Corporation a sub-advisory fee of 35% of net revenues for funds which Westwood acts as the sub-advisor.  The percentage of net revenues is defined as advisory fees less 20 basis points for administrative fees, after any expense reimbursements paid by Teton to the Westwood Funds.  The fees amounted to approximately $840,000 and $844,000 for the years ended December 31, 2007 and 2006, respectively. Westwood Management Corporation is owned 100% by Westwood Holdings Group.

       Teton is charged or incurs certain overhead expenses that are also attributable to other affiliates. These overhead expenses are allocated to the Company by GAMCO, if general and administrative related, and by Gabelli & Company, if payroll or expense reimbursement related, as the expenses are incurred, based upon methodologies periodically reviewed by the management of the Company and the affiliates for reasonableness.  During 2007 and 2006, GAMCO allocated $1,147,000 and $1,037,000, respectively, and Gabelli & Company allocated $291,000 and $184,000, respectively.  The methodologies of the allocation are based on usage of shared services, whether personnel, administrative or other.  Each service is analyzed by management as to the users of the service and is allocated in proportion to that usage at the cost of the particular service.

       Teton’s payables to affiliates at December 31, 2007 and 2006 are non-interest bearing and are receivable and payable on demand.  At December 31, 2007 and 2006, the amount payable to GAMCO was $260,000 and $374,000, respectively, the amount payable to Gabelli & Company was $270,000 and $81,000, respectively, and the amount payable to Westwood Management Corporation was $139,000 and $72,000, respectively.

       On November 30, 2007, the shareholders of GAMCO approved, subject to final action by GAMCO’s Board of Directors, the distribution to GAMCO’s shareholders of the shares of common stock of Teton that GAMCO owns.